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                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

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
[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            PC Service Source, Inc.
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                (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (4)  Date Filed:

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                                                                December 9, 1998




Dear Stockholders:

         On November 24, 1998, PC Service Source, Inc. (the "Company") mailed to its stockholders a notice of Special Meeting of Stockholders of the Company to be held on December 18, 1998, at 10:00 a.m., Central Time, at the Company's corporate offices located at 2350 Valley View Lane, Dallas, Texas, to consider and vote on a proposal to increase the number of shares authorized for issuance under the Company's Stock Option Plan (the "Plan") by 750,000. The Company also mailed an accompanying proxy statement which contained a detailed description of the proposal.

         The purpose of this letter is to advise you of a couple of decisions reached by the Company's board of directors at a meeting held on December 7, 1998.

         After reevaluating the number of shares the Company would like to have authorized and available for issuance under the Plan, the board of directors has decided an increase of 500,000 shares would be sufficient for future grants under the Plan, instead of the 750,000 share increase described in the proxy statement. Accordingly, the board of directors will not seek an increase of 750,000 shares at the special meeting, but instead will propose the number of shares authorized for issuance under the Plan be increased by 500,000 shares.

         In addition, the compensation committee of the board of directors has set the exercise price at $8.00 per share for the 325,000 options conditionally granted to Messrs. Avery More, Morti Tenenhaus and Robert J. Boutin, which are referred to on page 11 of the proxy statement. If the revised proposal is approved at the special meeting, Mr. More will receive options to acquire 250,000 shares, Mr. Tenenhaus will receive options to acquire 50,000 shares and Mr. Boutin will receive options to acquire 25,000 shares, all at $8.00 per share. Further, the compensation committee also determined that any future options granted to Messrs. More, Tenenhaus and Boutin will be at an exercise price of not less than $8.00 per share. Subject to the foregoing, if the proposal is approved, 175,000 shares will be available for future grants of options at an exercise price not less than the market price of the Company's common stock on Nasdaq as of the date granted.

         If you have already signed and submitted a proxy card and voted on the original proposal, but do not wish to change your vote after considering the revised proposal, you do not need to submit another proxy card. If, however, you wish to change your vote, you may revoke your proxy and change your vote at any time before it is actually voted at the special meeting by either (a) delivering written notice of revocation to the Secretary of the Company at the address set forth below, (b) submitting a subsequently dated proxy, or (c) attending the special meeting and withdrawing the proxy. Each unrevoked proxy card properly executed and received prior to the close of the voting which voted for the 750,000 share proposal will be counted as a vote for the revised 500,000 share proposal described above; likewise, a vote against the 750,000 share proposal will be counted as a vote against the 500,000 share proposal.

         If you have not already voted, please sign, date and return the proxy card which accompanied the mailing of the proxy statement.


                                        Sincerely,


                                        /s/

                                        Avery More

                                        Chairman of the Board and
                                        Chief Executive Officer